Blue Sphere Corporation 8-K

Exhibit 99.1

Netherlands Enterprise Agency

n/a > Return address PO Box 10073, 8000 GB Zwolle

Ekwadraat Advies B.V.

Attn.: Mr J.M. Hagen

PO Box 827

8901 BP LEEUWARDEN

THE NETHERLANDS

Date

8 December 2016

In the name of

Blue Sphere Brabant of AMSTERDAM

Project

Blue Sphere Brabant B.V.

Re.:

Decision to award a grant

Correspondence address

Hanzelaan 310

8017 JK Zwolle

PO Box 10073

8000 GB Zwolle

www.rvo.nl

Contact details

Customer Contact Centre

T +31 88 042 42 42

F +31 088 602 90 22

E sde@rvo.nl

Contact

Customer Contact Centre

Project number

SDE1699006

Reference

SDE1699006/1.66f

Enclosure(s)

1

Dear Mr Hagen,

On 4 October 2016, I received your grant application under the Renewable Energy Production Incentive Scheme (Stimuleringsregeling duurzame energieproductie; hereinafter: SDE). I have decided to award a grant to your project.

The grant will be paid in the form of a payment per MWh of renewable gas produced. In this decision, the subjects that are relevant to this grant decision will be discussed. Please refer to the enclosure for the obligations arising from this decision.

1. Project details

The production unit for which the grant is awarded has the following characteristics:

Location:

Name	:	Blue Sphere Brabant B.V.
Address	:	Pastoor Thijssenlaan 43-41
Land registry code	:	N/A
City	:	STERKSEL

Production unit

Nominal capacity	:	29.308334 MWg
Type of production unit	:	Digester (renewable gas)
Explanation	:	Manure (co-)digester for the production of renewable gas

2. Grant period

The grant is awarded for the period:

The grand period starts on	:	1 April 2018
The grant period ends on	:	31 March 2030

Netherlands Enterprise Agency

3. Maximum grant

Maximum payment per MWh

You have submitted an application for the category Green gas in phase 2 of the SDE grant scheme. The amounts below apply to your application:

The phase amount is:	€74.00 per MWh
The base energy price is:	€20.00 per MWh
The maximum grant is:	€54.00 per MWh

For the entire grant period of 12 years, you will receive a payment per MWh that your production unit produces and feeds into a gas grid (see enclosure). The maximum grant is mentioned above. The actual payment will be determined annually based on the correction amount. The correction amount depends on the market price of that year and cannot be lower than the base energy price.

4. Production eligible for a grant

There is a maximum energy production per year eligible for a grant. The maximum eligible annual production is based on the production estimate specified by you.

The annual eligible production is: 234,466.589 MWh.

The sum of the maximum eligible annual production for the entire duration of the decision is:

234,466.589 MWh x 12 years = 2,813,599.068 MWh.

The maximum grant to be awarded to you is determined by multiplying the maximum grant per MWh with the maximum eligible production for the entire duration. This is:

(€ 74.00 / MWh - € 20.00 / MWh) x 2,813,599.068 MWh = € 151,934,350.00.

The actual grant to be paid may differ every year. This is due to the fact that payment is made based on the actual production and that the actual grant is different every year.

The actual payment per MWh is determined for each year and depends, among other things, from the developments in the annual gas yields. These yields are mentioned in article 31 of the Renewable Energy Production Incentive Scheme Decree and form, added up, the correction amount to be determined annually. The actual grant is the difference between the phase amount and the correction amount. Please refer to the enclosure for more information on advance financing.

5. Banking

Two forms of banking apply to this grant award.

Netherlands Enterprise Agency

Underproduction

Eligible production unused in any year is carried over to the next calendar year, with the possibility to still receive a grant when used. After the regular grant period, you may ask for an extension of this period with one year at most with the possibility of producing the unused eligible production. If your project starts and ends in the course of a calendar year, the amount of unused eligible production in the first split calendar year will be determined by the difference between the maximum eligible production calculated in proportion to the number of months compared to a full calendar year and the actual production in the first split calendar year.

Overproduction

The production in excess of the maximum eligible annual production is carried over to the next year, so that a grant can still be awarded, if in any year the actual production is lower than the maximum eligible annual production. The production amount that can be carried over is subject to a maximum of 25% of the maximum eligible annual production.

6. Procedure for lodging an objection

Do you have any questions or comments further to this decision, please contact the Customer Contact Centre by phone. Do you not agree with this decision, also after an explanation over the phone, you may lodge an objection within six weeks after the date of dispatch mentioned above with: Netherlands Enterprise Agency, Legal Affairs department, PO Box 40219, 8004 DE Zwolle, the Netherlands, stating “objection” on the envelope and on the objection.

Your application is known at the Netherlands Enterprise Agency as project number SDE1699006. You may quote this number in any further correspondence.

the Minister of Economic Affairs

on his behalf:

Ms ir. M.L.A. Durville

Director Core Processes NL and Legal Affairs

This letter is digitally generated and approved and therefore unsigned

Netherlands Enterprise Agency

Enclosure:

In this enclosure, you will find a selection of the obligations and other important information pertaining to the decision. The conditions of the Renewable Energy Production Incentive Scheme Decree, the General Regulations implementing the Renewable Energy Production Incentive Scheme (Algemene uitvoeringsregeling stimulering duurzame energieproducten) and the Renewable Energy Production Categories Designation Regulations 2016 (Regeling aanwijzing categorieën duurzame energieproductie 2016) apply in full. You must also comply with them.

Obligations

There are a number of obligations you have to comply with in order to receive the grant.

•	Within a year after the dispatch of this letter, you must place orders for the supply of parts for the production unit and orders for the construction of the production unit and send a copy of them to the Netherlands Enterprise Agency (article 2(1)(a) of the implementing regulations mentioned above).
•	You must put the production unit into operation as soon as possible, but no later than four years after the date of the decision.
•	For changes to, for example, the location, name, capacity, date of putting into operation and other changes, you must ask the prior permission of the Netherlands Enterprise Agency. The Netherlands Enterprise Agency will assess your application in the light of the conditions of the scheme. You may submit your request via SDE@rvo.nl quoting your project number. You can find this project number at the top of this decision.
•	If the Netherlands Enterprise Agency asks you for the actual investment costs, the grants already received or to be received and other aid, you must provide the Netherlands Enterprise Agency with this information.
•	You must report to the Netherlands Enterprise Agency on an annual basis on the progress of the realisation of the production unit until the moment the production unit is put into operation. You must do so as of one year after the date of the decision. You will be informed of this by letter by the Netherlands Enterprise Agency (article 3(2) of the implementing regulations mentioned above).

Start date of the grant

You do not have to notify that you want to change the start date of the grant. The grant will become effective on the date of putting the production unit into operation that is notified to the Netherlands Enterprise Agency by Vertogas, provided that the start date falls within the statutory period for putting the production unit into operation. If you wish to change the start date yourself, you may do so prior to putting the production unit into operation.

The actual energy production

The grant will only be paid on the gas production actually realised and fed into a gas grid (in accordance with the Gas Act article 1(1)(d).

Netherlands Enterprise Agency

A condition for electricity is that you have obtained Guarantees of Origin (Garanties van Oorsprong; hereinafter GVO) in relation to this production. These GVOs are issued by Vertogas. The Netherlands Enterprise Agency will exchange data with Vertogas in order to gain insight into the gas production of your production unit. Vertogas will provide information to the Netherlands Enterprise Agency on the amount of renewable gas that your production unit has produced and for which certificates have been issued. Vertogas bases this information on the measurement values of your regional network manager.

Your regional network manager or metered data responsible will read your meters. You are responsible for registering with Vertogas in time. This responsibility does not lie with the Netherlands Enterprise Agency.

Advance financing

Before your production unit has been put into operation, you must register with Vertogas. Through Vertogas, your regional network manager will be informed on your registration. Your regional network manager will designate you as a producer of renewable gas. Based on this designation, Vertogas will start to issue Guarantees of Origin (GVOs) for the gas produced by your production unit if the applicable criteria have been met.

One month prior to the start date of the grant, I will send you an application for an advance. Based on the designation as a producer of renewable gas, I will start with the payment of your monthly advances. You will be informed in writing about this, you do not have to do anything.

Based on this decision and the designation as a producer of renewable gas, you will receive an advance each year that will be paid in monthly instalments. The advance is at most 80 percent of the gas production in accordance with the production estimate multiplied with the provisional grant applicable to the year in question. If your project start and ends in the course of a calendar year, the maximum production eligible for a grant per calendar year will be calculated in proportion to the number of months compared to a full year. Each year, the provisional grant for the next year is calculated and published on www.rvo.nl/sde before 1 November of that year.

Settlement takes place based on the actual energy production that is eligible for a grant in the calendar year in question. Furthermore, the actual applicable grant rates for the previous year are calculated annually before 1 April of each year.

If the balance of the settlement is positive for you, you will receive an additional lump-sum payment. If the balance is negative for you, the amount received in excess will be deducted from the next advance and from as many next advance payments as necessary. You will be informed in writing both on the advance payments and on the settlement. You do not have to do anything for that. For information on the provision and final grant rates, please refer to www.rvo.nl/sde.

Determination

Upon expiry of the grant period, your grant will be determined in a final decision and where necessary be followed by a supplementary payment or claim for repayment.

Netherlands Enterprise Agency

Environmental Aid Guidelines (EAG)

When different grants are combined, this could result in ‘overstimulation’. In connection with this possible overstimulation, your project must be checked against the European Environmental Aid Guidelines (EAG). The EAG determine how much financial aid to environmental protection projects is permitted. If you receive or will receive other forms of government aid for your project apart from SDE+, you may receive more aid that permitted under the EAG. With the EAG cumulative impact assessment, the aid situation of your project can be determined.

One year after your production unit has been put into operation, you will receive a letter from the Netherlands Enterprise Agency in which you are asked to submit the information for the EAG check. The information requested include a specification of the total investment costs, a list of the grants and other aid received and (for a number of categories) a summary of the operating costs and income. If the SDE grant awarded to your project is higher than € 125,000, your specification of the investment costs and the aid situation must be accompanied by an assurance statement. The model assurance statement with corresponding protocol can be found on www.rvo.nl/sde.

I expressly inform you that if it becomes clear from the cumulative impact assessment that you receive or will receive too much aid, the number of MWh eligible for a grant during the entire grant period will be restricted. If the aid for your project changes afterwards, you are obliged to notify me of these changes. Non-profit organisations are not exempted from the EAG if they produce renewable energy.